[LETTERHEAD OF NORTH AMERICAN NICKEL INC.]


November 3, 2011                                                       VIA EDGAR


United States Securities and Exchange Commission
Washington, DC
20549

ATTN: ETHAN HOROWITZ

RE: NORTH AMERICAN NICKEL INC. FORM 20-F FOR FISCAL YEAR ENDED DECEMBER 31, 2010, FILED APRIL 20, 2011. FILE NO. 001-14740

Dear Ethan,

Further to your letter dated September 20, 2011 and our filing of Amendment No.1 on Form 20-F/A on October 28, 2011, this is to confirm that the Company acknowledges:

     * the Company is responsible for the adequacy and accuracy of the disclosure in its filings

     * SEC Staff comments or changes to disclosure in response to Staff comments do not foreclose the SEC from taking any action with respect to the filings; and

     * the Company may not assert Staff comments as a defense in any proceeding initiated by the SEC or any person under the federal securities laws of the United States.

We trust the above disclosure together with the filing of our Amendment No.1, will resolve your comments. Please contact the undersigned if additional comments arise.

Sincerely,

NORTH AMERICAN NICKEL INC.


"SIGNED"

Rick Mark
CEO